NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER ENDED JUNE 30, 2014

HIGHLIGHTS:

•
All time record net income of $28.7 million for the current quarter, an increase of 7 percent from the prior quarter net income of $26.7 million and an increase of 26 percent from the prior year second quarter net income of $22.7 million.

•	Current quarter diluted earnings per share of $0.38, an increase of 23 percent from the prior year second quarter diluted earnings per share of $0.31.

•
The loan portfolio increased $115 million, or 3 percent, during the current quarter. Excluding acquisitions, the loan portfolio increased $314 million, or 9 percent, from the prior year second quarter.

•
Non-interest bearing deposits increased $68.7 million, or 5 percent, during the current quarter. Excluding acquisitions, non-interest bearing deposits increased $153 million, or 12 percent, from the prior year second quarter.

•	Current quarter service charges and other fees of $13.5 million, increased $1.3 million, or 11 percent from prior quarter and increased $1.7 million, or 15 percent from the prior year second quarter.

•
Early stage delinquencies (accruing loans 30-89 days past due) decreased $24.3 million to $18.6 million during the current quarter and decreased $3.4 million, or 16 percent, from the prior year second quarter.

•
Dividend declared of $0.17 per share during the current quarter, an increase of $0.01 per share, or 6 percent, over the prior quarter. The dividend was the 117th consecutive quarterly dividend declared by the Company.

•	Announced the definitive agreement to acquire First National Bank of the Rockies, a community bank based in Grand Junction, Colorado, with total assets of $345 million at June 30, 2014.

Results Summary

	Three Months ended			Six Months ended
(Dollars in thousands, except per share data)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income	$28,677	26,730	22,702	55,407	43,470
Diluted earnings per share	$0.38	0.36	0.31	0.74	0.60
Return on average assets (annualized)	1.47%	1.39%	1.17%	1.43%	1.14%
Return on average equity (annualized)	11.45%	11.04%	9.78%	11.25%	9.49%

KALISPELL, MONTANA, July 24, 2014 - Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net income of $28.7 million for the current quarter, an increase of $6.0 million, or 26 percent, from the $22.7 million of net income for the prior year second quarter. Diluted earnings per share for the current quarter was $0.38 per share, an increase of $0.07, or 23 percent, from the prior year second quarter diluted earnings per share of $0.31. Included in the current quarter non-interest expense was $834 thousand of one-time conversion expenses related to recent acquisitions. “We achieved solid results in the second quarter as a number of earnings metrics approach levels we have not seen since before 2007, driven primarily by improved non interest income and further reduction in credit costs,” said Mick Blodnick, President and Chief Executive Officer. “In addition, in the quarter we announced and are very excited and look forward to the completion in August of the acquisition of First National Bank of the Rockies which will further expand our presence in Western Colorado,” Blodnick said.

Net income for the six months ended June 30, 2014 was $55.4 million, an increase of $11.9 million, from the $43.5 million of net income for the prior year first six months. Diluted earnings per share for the first six months of the current year was $0.74 per share, an increase of $0.14, or 23 percent, from the diluted earnings per share in the prior year first six months.

Asset Summary

					$ Change from
(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Jun 30, 2013	Mar 31, 2014	Dec 31, 2013	Jun 30, 2013
Cash and cash equivalents	$202,358	161,691	155,657	132,456	40,667	46,701	69,902
Investment securities, available-for-sale	2,559,411	2,669,180	3,222,829	3,721,377	(109,769)	(663,418)	(1,161,966)
Investment securities, held-to-maturity	483,557	481,476	—	—	2,081	483,557	483,557
Total investment securities	3,042,968	3,150,656	3,222,829	3,721,377	(107,688)	(179,861)	(678,409)
Loans receivable
Residential real estate	587,340	580,306	577,589	531,834	7,034	9,751	55,506
Commercial	3,023,915	2,928,995	2,901,283	2,544,787	94,920	122,632	479,128
Consumer and other	592,024	579,328	583,966	596,835	12,696	8,058	(4,811)
Loans receivable	4,203,279	4,088,629	4,062,838	3,673,456	114,650	140,441	529,823
Allowance for loan and lease losses	(130,636)	(130,729)	(130,351)	(130,883)	93	(285)	247
Loans receivable, net	4,072,643	3,957,900	3,932,487	3,542,573	114,743	140,156	530,070
Other assets	572,125	560,476	573,377	600,410	11,649	(1,252)	(28,285)
Total assets	$7,890,094	7,830,723	7,884,350	7,996,816	59,371	5,744	(106,722)

Total investment securities decreased $108 million, or 3 percent, during the current quarter and decreased $678 million, or 18 percent, from June 30, 2013 as the Company continued to reduce the overall size of the investment portfolio. At June 30, 2014, investment securities represented 39 percent of total assets, down from 41 percent at December 31, 2013 and 47 percent at June 30, 2013.

Total loans receivable increased by $115 million, or 3 percent, during the current quarter with improvement in all loan categories. “We hoped that once we entered the spring our loan volumes would begin to pick up which they did,” Blodnick said. “The growth this past quarter was well distributed with all of the bank divisions contributing to the success we had increasing our loan portfolio. It’s also encouraging to see that this momentum appears to be carrying over into the third quarter which is important if we hope to reach our goal of 5% loan growth this year,” Blodnick said. The largest dollar and percentage increase was in commercial loans which increased $94.9 million, or 3 percent, during the current quarter which was attributable to increases in loan production and seasonal draws on construction and agricultural lines. The Company was also encouraged by the current quarter increase in the consumer and other loan category since the Company has experienced several quarters of decreases in this loan category, albeit some of the current quarter increase was the result of seasonal fluctuations. Excluding the loans receivable from the acquisition of North Cascades National Bank (“NCB”) at July 31, 2013, the loan portfolio increased $314 million, or 9 percent, since June 30, 2013 of which $294 million came from growth in commercial loans.

Credit Quality Summary

	At or for the Six Months ended	At or for the Three Months ended	At or for the Year ended	At or for the Six Months ended
(Dollars in thousands)	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Allowance for loan and lease losses
Balance at beginning of period	$130,351	130,351	130,854	130,854
Provision for loan losses	1,361	1,122	6,887	3,178
Charge-offs	(3,324)	(1,586)	(13,643)	(5,885)
Recoveries	2,248	842	6,253	2,736
Balance at end of period	$130,636	130,729	130,351	130,883
Other real estate owned	$26,338	27,332	26,860	40,713
Accruing loans 90 days or more past due	980	569	604	456
Non-accrual loans	75,147	78,905	81,956	89,355
Total non-performing assets [1]	$102,465	106,806	109,420	130,524
Non-performing assets as a percentage of subsidiary assets	1.30%	1.37%	1.39%	1.64%
Allowance for loan and lease losses as a percentage of non-performing loans	172%	164%	158%	146%
Allowance for loan and lease losses as a percentage of total loans	3.11%	3.20%	3.21%	3.56%
Net charge-offs as a percentage of total loans	0.03%	0.02%	0.18%	0.09%
Accruing loans 30-89 days past due	$18,592	42,862	32,116	22,062
Accruing troubled debt restructurings	$73,981	77,311	81,110	80,453
Non-accrual troubled debt restructurings	$35,786	37,113	42,461	45,428
__________
1 As of June 30, 2014, non-performing assets have not been reduced by U.S. government guarantees of $4.2 million.

Non-performing assets at June 30, 2014 were $102 million, a decrease of $4.3 million, or 4 percent, during the current quarter and a decrease of $28.1 million, or 21 percent, from a year ago. The largest category of non-performing assets was the land, lot and other construction category (i.e., regulatory classification) which was $49.1 million, or 48 percent, of the non-performing assets at June 30, 2014. The Company has continued to make progress by reducing this category the past few years. The Company experienced a significant decrease in early stage delinquencies (accruing loans 30-89 days past due) during the current quarter. Early stage delinquencies of $18.6 million at June 30, 2014 decreased $24.3 million, or 57 percent, from the prior quarter and decreased $3.4 million, or 16 percent, from the prior year second quarter.

The allowance for loan and lease losses (“allowance”) was $131 million at June 30, 2014 and remained stable compared to the prior quarter and a year ago. The allowance was 3.11 percent of total loans outstanding at June 30, 2014 compared to 3.20 percent at March 31, 2014 and 3.56 percent for the same quarter last year.

Credit Quality Trends and Provision for Loan Losses

(Dollars in thousands)	Provision for Loan Losses	Net Charge-Offs	ALLL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
Second quarter 2014	$239	332	3.11%	0.44%	1.30%
First quarter 2014	1,122	744	3.20%	1.05%	1.37%
Fourth quarter 2013	1,802	2,216	3.21%	0.79%	1.39%
Third quarter 2013	1,907	2,025	3.27%	0.66%	1.56%
Second quarter 2013	1,078	1,030	3.56%	0.60%	1.64%
First quarter 2013	2,100	2,119	3.84%	0.95%	1.79%
Fourth quarter 2012	2,275	8,081	3.85%	0.80%	1.87%
Third quarter 2012	2,700	3,499	4.01%	0.83%	2.33%

Another positive trend was the decrease in net-charged off loans which was 0.03 percent of total loans for the first half of 2014 compared to 0.09 percent of total loans for the same period last year. Net charged-off loans for the current quarter totaled $332 thousand, a decrease of $412 thousand, or 55 percent, from the prior quarter and a decrease of $698 thousand, or 68 percent, from the prior year second quarter, respectively. The current quarter provision for loan losses of $239 thousand decreased $883 thousand from the prior quarter and decreased $839 thousand from the prior year second quarter. Loan portfolio growth, composition, average loan size, credit quality considerations, and other environmental factors will continue to determine the level of provision for loan loss expense.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

					$ Change from
(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Jun 30, 2013	Mar 31, 2014	Dec 31, 2013	Jun 30, 2013
Non-interest bearing deposits	$1,464,938	1,396,272	1,374,419	1,236,104	68,666	90,519	228,834
Interest bearing deposits	4,280,898	4,228,193	4,205,548	4,122,093	52,705	75,350	158,805
Repurchase agreements	315,240	327,322	313,394	300,024	(12,082)	1,846	15,216
FHLB advances	607,305	686,744	840,182	1,217,445	(79,439)	(232,877)	(610,140)
Other borrowed funds	7,367	8,069	8,387	8,489	(702)	(1,020)	(1,122)
Subordinated debentures	125,633	125,597	125,562	125,490	36	71	143
Other liabilities	78,698	73,566	53,608	58,169	5,132	25,090	20,529
Total liabilities	$6,880,079	6,845,763	6,921,100	7,067,814	34,316	(41,021)	(187,735)

Non-interest bearing deposits of $1.465 billion at June 30, 2014 increased $68.7 million, or 5 percent, during the current quarter. Excluding the NCB acquisition, non-interest bearing deposits at June 30, 2014 increased $153 million, or 12 percent, since June 30, 2013. Interest bearing deposits of $4.281 billion at June 30, 2014 included $215 million of wholesale deposits (i.e., brokered deposits classified as NOW, money market deposits and certificate accounts). Excluding an increase of $37.0 million in wholesale deposits during the current quarter, interest bearing deposits at June 30, 2014 increased $15.7 million, or 39 basis points. Excluding the NCB acquisition and a $157 million decrease in wholesale deposits, interest bearing deposits at June 30, 2014 increased $96.7 million, or 3 percent, from June 30, 2013. In addition to the increase in deposit balances, the Company has benefited from a higher than expected increase in the number of checking accounts during the current year. Federal Home Loan Bank (“FHLB”) advances of $607 million at June 30, 2014 decreased $79 million, or 12 percent, during the current quarter and decreased $610 million, or 50 percent, from June 30, 2013 as the need for borrowings continued to decrease concurrent with the increase in deposits.

Stockholders’ Equity Summary

					$ Change from
(Dollars in thousands, except per share data)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Jun 30, 2013	Mar 31, 2014	Dec 31, 2013	Jun 30, 2013
Common equity	$985,809	969,672	953,605	905,620	16,137	32,204	80,189
Accumulated other comprehensive income	24,206	15,288	9,645	23,382	8,918	14,561	824
Total stockholders’ equity	1,010,015	984,960	963,250	929,002	25,055	46,765	81,013
Goodwill and core deposit intangible, net	(137,815)	(138,508)	(139,218)	(126,771)	693	1,403	(11,044)
Tangible stockholders’ equity	$872,200	846,452	824,032	802,231	25,748	48,168	69,969
Stockholders’ equity to total assets	12.80%	12.58%	12.22%	11.62%
Tangible stockholders’ equity to total tangible assets	11.25%	11.00%	10.64%	10.19%
Book value per common share	$13.56	13.23	12.95	12.63	0.33	0.61	0.93
Tangible book value per common share	$11.71	11.37	11.08	10.91	0.34	0.63	0.80
Market price per share at end of period	$28.38	29.07	29.79	22.19	(0.69)	(1.41)	6.19

Total stockholders’ equity eclipsed $1 billion for the first time ever ending the quarter at $1.010 billion. Tangible stockholders’ equity of $872 million at June 30, 2014 increased $25.7 million, or 3 percent, from the prior quarter which was driven by earnings retention and an increase in accumulated other comprehensive income. Tangible stockholders’ equity increased $70.0 million from a year ago as the result of $16.7 million of Company stock issued in connection with the acquisition of NCB and an increase in earnings retention. Tangible book value per common share of $11.71 increased $0.34 per share from the prior quarter and increased $0.80 per share from the prior year second quarter.

Cash Dividend
On June 25, 2014, the Company’s Board of Directors declared a cash dividend of $0.17 per share, an increase of $0.01 per share, or 6 percent, from the prior quarter. The dividend is payable July 17, 2014 to shareholders of record on July 8, 2014. The dividend was the 117th consecutive quarterly dividend declared by the Company and future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended June 30, 2014
Compared to March 31, 2014 and June 30, 2013

Revenue Summary

	Three Months ended
(Dollars in thousands)	June 30, 2014	March 31, 2014	June 30, 2013
Net interest income
Interest income	$73,963	74,087	62,151
Interest expense	6,528	6,640	7,185
Total net interest income	67,435	67,447	54,966
Non-interest income
Service charges, loan fees, and other fees	14,747	13,248	12,971
Gain on sale of loans	4,778	3,595	7,472
(Loss) gain on sale of investments	(48)	(51)	241
Other income	3,027	2,596	2,538
Total non-interest income	22,504	19,388	23,222
	$89,939	86,835	78,188
Net interest margin (tax-equivalent)	3.99%	4.02%	3.30%

	$ Change from	$ Change from	% Change from	% Change from
(Dollars in thousands)	March 31, 2014	June 30, 2013	March 31, 2014	June 30, 2013
Net interest income
Interest income	$(124)	$11,812	—%	19%
Interest expense	(112)	(657)	(2)%	(9)%
Total net interest income	(12)	12,469	—%	23%
Non-interest income
Service charges, loan fees, and other fees	1,499	1,776	11%	14%
Gain on sale of loans	1,183	(2,694)	33%	(36)%
(Loss) gain on sale of investments	3	(289)	(6)%	(120)%
Other income	431	489	17%	19%
Total non-interest income	3,116	(718)	16%	(3)%
	$3,104	$11,751	4%	15%

Net Interest Income
Net interest income declined by $12 thousand for the quarter to $67.4 million. The current quarter interest income of $74.0 million decreased $124 thousand, or less than 1 percent, from the prior quarter. This decrease was primarily driven by the reduction in the investment portfolio and offset in part by the increase in interest income on commercial loans. The premium amortization (net of discount accretion) on the investment securities (“premium amortization”) included in the current quarter interest income was $7.0 million compared to $7.6 million in the prior quarter. The premium amortization appears to have stabilized following reductions over the prior six consecutive quarters.

The current quarter’s interest income increased $11.8 million, or 19 percent, over the prior year second quarter and was primarily attributable to higher interest income on the investment portfolio and commercial loans. Interest income on investment securities of $23.9 million increased $6.5 million, or 38 percent, over the prior year second quarter as a result of the premium amortization decreasing $11.4 million. The current quarter interest income on commercial loans of $35.3 million increased $5.4 million, or 18 percent, over the prior year quarter as a result of an increased volume of commercial loans.

The current quarter interest expense of $6.5 million decreased $112 thousand, or 2 percent, from the prior quarter and decreased $657 thousand, or 9 percent, from the prior year second quarter. The decrease in interest expense from the prior quarter and the prior year second quarter was the result of decreases in deposit interest rates and in the volume of borrowings. The cost of total funding (including non-interest bearing deposits) for the current quarter was 39 basis points compared to 40 basis points in the prior quarter and 43 basis points for the prior year second quarter.

The Company’s current quarter net interest margin as a percentage of earning assets, on a tax-equivalent basis, was 3.99 percent, a decrease of 3 basis points from the prior quarter net interest margin of 4.02 percent. Similar to the prior quarter, the current quarter yield on the investment portfolio increased and there was a continuing shift in earning assets from investment securities to the higher yielding loan portfolio. The yield on the loans declined slightly causing the lower net interest margin.

The Company’s current quarter net interest margin increased 69 basis points from the prior year second quarter net interest margin of 3.30 percent, such increase was primarily driven by the increased yield on the investment portfolio coupled with the significant shift in earning assets to the higher yielding loan portfolio. “We continue to work hard to change the mix of our asset base by reducing the size of our investment portfolio and replacing it with greater loan totals,” said Ron Copher, Chief Financial Officer.  “If we can maintain the present pace of loan volume through the second half of the year, the net interest margin should stabilize at or near its current level,” Copher said.

Non-interest Income
Non-interest income for the current quarter totaled $22.5 million, an increase of $3.1 million over the prior quarter and a decrease of $718 thousand over the same quarter last year. The Company has benefited from the increased volume and the increased number of deposit accounts which was reflected in the $1.5 million, or 11 percent, increase in service charge fee income from the prior quarter and the $1.8 million, or 14 percent, increase from the prior year second quarter, respectively. The gain of $4.8 million on the sale of residential loans in the current quarter was an increase of $1.2 million, or 33 percent, from the prior quarter and was attributable to seasonal increases. The gain on the sale of the residential loans in the current quarter decreased $2.7 million, or 36 percent, from the prior year second quarter when the Company experienced a slowdown in refinance activity which continued through the second half of 2013 and the first half of 2014. Included in other income was operating revenue of $34 thousand from other real estate owned (“OREO”) and gain of $581 thousand from the sales of OREO, a combined total of $615 thousand for the most recent quarter compared to $811 thousand for the prior quarter and $715 thousand for the prior year second quarter.

Non-interest Expense Summary

	Three Months ended
(Dollars in thousands)	June 30, 2014	March 31, 2014	June 30, 2013
Compensation and employee benefits	$28,988	28,634	24,917
Occupancy and equipment	6,733	6,613	5,906
Advertising and promotions	1,948	1,777	1,621
Outsourced data processing	2,032	1,288	813
Other real estate owned	566	507	2,968
Regulatory assessments and insurance	1,028	1,592	1,525
Core deposit intangibles amortization	693	710	505
Other expense	10,685	8,949	10,226
Total non-interest expense	$52,673	50,070	48,481

	$ Change from	$ Change from	% Change from	% Change from
(Dollars in thousands)	March 31, 2014	June 30, 2013	March 31, 2014	June 30, 2013
Compensation and employee benefits	$354	$4,071	1%	16%
Occupancy and equipment	120	827	2%	14%
Advertising and promotions	171	327	10%	20%
Outsourced data processing	744	1,219	58%	150%
Other real estate owned	59	(2,402)	12%	(81)%
Regulatory assessments and insurance	(564)	(497)	(35)%	(33)%
Core deposit intangibles amortization	(17)	188	(2)%	37%
Other expense	1,736	459	19%	4%
Total non-interest expense	$2,603	$4,192	5%	9%

Compensation and employee benefits increased by $4.1 million, or 16 percent, from the prior year second quarter due to the increased number of employees from the NCB acquisition and First State Bank (“FSB”) acquisition at May 31, 2013 along with additional benefit costs. Occupancy and equipment expense increased $827 thousand, or 14 percent, from the prior year second quarter as a result of the acquisitions and increases in equipment expense related to the Company’s expansion of information and technology infrastructure. Advertising and promotion expense increased $327 thousand, or 20 percent, compared to the prior year second quarter primarily from recent marketing promotions at a number of the Bank divisions. Outsourced data processing expense increased $744 thousand, or 58 percent, from the prior quarter and increased $1.2 million, or 150 percent, from the prior year second quarter because of the acquired banks’ outsourced data processing expense and conversion related expenses. The current quarter OREO expense of $566 thousand included $429 thousand of operating expense, $98 thousand of fair value write-downs, and $39 thousand of loss on sale of OREO. OREO expense may fluctuate as the Company continues to work through non-performing assets and dispose of foreclosed properties. Other expense increased $1.7 million, or 19 percent, from the prior quarter primarily from expenses connected with New Market Tax Credit investments.

Efficiency Ratio
The efficiency ratio for the current quarter was 55 percent compared to 56 percent for the prior year second quarter. The improvement in the efficiency ratio was principally due to the increase in net interest income which exceeded the increase in non-interest expense.

Operating Results for Six Months ended June 30, 2014
Compared to June 30, 2013

Revenue Summary

	Six Months ended
(Dollars in thousands)	June 30, 2014	June 30, 2013	$ Change	% Change
Net interest income
Interest income	$148,050	$120,106	$27,944	23%
Interest expense	13,168	14,643	(1,475)	(10)%
Total net interest income	134,882	105,463	29,419	28%
Non-interest income
Service charges, loan fees, and other fees	27,995	24,646	3,349	14%
Gain on sale of loans	8,373	16,561	(8,188)	(49)%
(Loss) gain on sale of investments	(99)	104	(203)	(195)%
Other income	5,623	4,861	762	16%
Total non-interest income	41,892	46,172	(4,280)	(9)%
	$176,774	$151,635	$25,139	17%
Net interest margin (tax-equivalent)	4.01%	3.23%

Net Interest Income
Net interest income for the first six months of the current year was $135 million, an increase of $29.4 million, or 28 percent, over the same period last year. Interest income for the first six months of the current year increased $27.9 million, or 23 percent, from the prior year first six months and was principally due to the decrease in premium amortization on investment securities and an increase income from commercial loans. Interest income was reduced by $14.6 million in premium amortization on investment securities during the first half of the current year compared to $39.8 million for the same period last year. Current year interest income on commercial loans increased $11.8 million, or 20 percent, from the first half of last year and was primarily the result of an increased volume of commercial loans.

Interest expense for the first six months of the current year decreased $1.5 million, or 10 percent, from the prior year first six months and was primarily attributable to the decreases in certificate of deposit interest rates and decreases in the volume of borrowings and wholesale deposits. The funding cost (including non-interest bearing deposits) for the first six months of 2014 was 39 basis points compared to 44 basis points for the first six months of 2013.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the first six months of 2014 was 4.01 percent, a 78 basis points increase from the net interest margin of 3.23 percent for the first six months of 2013. The increase in the net interest margin was due to the increased yield on the investment portfolio combined with the shift in earning assets to the higher yielding loan portfolio. The premium amortization for the first six months of 2014 accounted for a 43 basis points reduction in the net interest margin, which was a decrease of 68 basis points compared to the 111 basis points reduction in the net interest margin for the same period last year.

Non-interest Income
Non-interest income of $41.9 million for the first half of 2014 decreased $4.3 million, or 9 percent, over the same period last year. The gains of $8.4 million on the sale of residential loans for the first half of 2014 decreased $8.2 million, or 49 percent, from the first half of 2013 as a consequence of the slowdown in refinance activity. Service charges and other fees of $28.0 million for the first six months of 2014 increased $3.3 million, or 14 percent, from the same period last year. Included in other income was operating revenue of $98 thousand from OREO and gains of $1.3 million from the sales of OREO, which totaled $1.4 million for the first half of 2014 compared to $1.4 million for the same period in the prior year.

Non-interest Expense Summary

	Six Months ended
(Dollars in thousands)	June 30, 2014	June 30, 2013	$ Change	% Change
Compensation and employee benefits	$57,622	49,494	8,128	16%
Occupancy and equipment	13,346	11,731	1,615	14%
Advertising and promotions	3,725	3,169	556	18%
Outsourced data processing	3,320	1,638	1,682	103%
Other real estate owned	1,073	3,852	(2,779)	(72)%
Regulatory assessments and insurance	2,620	3,166	(546)	(17)%
Core deposit intangibles amortization	1,403	991	412	42%
Other expense	19,634	17,874	1,760	10%
Total non-interest expense	$102,743	91,915	10,828	12%

Compensation and employee benefits for the first six months of 2014 increased $8.1 million, or 16 percent, from the same period last year due to the increased number of employees from the acquired banks, additional benefit costs and annual salary increases. Occupancy and equipment expense increased $1.6 million, or 14 percent, as a result of the acquisitions and increases in equipment expense related to additional information and technology infrastructure. Outsourced data processing expense increased $1.7 million, or 103 percent, from the prior year first six months as a result of the acquired banks outsourced data processing expense and general increases in data processing expense. OREO expense of $1.1 million in the first six months of 2014 decreased $2.8 million, or 72 percent, from the first six months of the prior year. OREO expense for the first six months of 2014 included $714 thousand of operating expenses, $151 thousand of fair value write-downs, and $208 thousand of loss on sale of OREO. Other expense for the first half of 2014 increased by $1.8 million, or 10 percent, from the first half of the prior year primarily from debit card expenses and other deposit account related charges.

Provision for loan losses
The provision for loan losses was $1.4 million for the first six months of 2014, a decrease of $1.8 million, or 57 percent, from the same period in the prior year. Net charged-off loans during the first six months of 2014 was $1.1 million, a decrease of $2.1 million from the first six months of 2013.

Efficiency Ratio
The efficiency ratio was 54 percent for the first six months of 2014 and 55 percent for the first six months of 2013. The improvement in the efficiency ratio resulted from net interest income outpacing the increase in non-interest expense and the decrease in non-interest income.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 72 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and  is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d’Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah;  First Bank of Wyoming, Powell and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and Bank of the San Juans, Durango, operating in Colorado.

Forward Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

•
the risks associated with lending and potential adverse changes of the credit quality of loans in the Company’s portfolio, including as a result of a slow recovery in the housing and real estate markets in its geographic areas;

•	increased loan delinquency rates;

•
the risks presented by a slow economic recovery which could adversely affect credit quality, loan collateral values, OREO values, investment values, liquidity and capital levels, dividends and loan originations;

•	changes in market interest rates, which could adversely affect the Company’s net interest income and profitability;

•
legislative or regulatory changes that adversely affect the Company’s business, ability to complete pending or prospective future acquisitions, limit certain sources of revenue, or increase cost of operations;

•	costs or difficulties related to the completion and integration of acquisitions;

•	the goodwill the Company has recorded in connection with acquisitions could become additionally impaired, which may have an adverse impact on earnings and capital;

•	reduced demand for banking products and services;

•	the risks presented by public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital in the future;

•
consolidation in the financial services industry in the Company’s markets resulting in the creation of larger financial institutions which may have greater resources could change the competitive landscape;

•	dependence on the CEO, the senior management team and the Presidents of the Bank divisions;

•	potential interruption or breach in security of the Company’s systems; and

•	the Company’s success in managing risks involved in the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Assets
Cash on hand and in banks	$130,114	116,267	109,995	105,272
Federal funds sold	2,852	14,055	10,527	6,375
Interest bearing cash deposits	69,392	31,369	35,135	20,809
Cash and cash equivalents	202,358	161,691	155,657	132,456
Investment securities, available-for-sale	2,559,411	2,669,180	3,222,829	3,721,377
Investment securities, held-to-maturity	483,557	481,476	—	—
Total investment securities	3,042,968	3,150,656	3,222,829	3,721,377
Loans held for sale	56,021	36,133	46,738	95,495
Loans receivable	4,203,279	4,088,629	4,062,838	3,673,456
Allowance for loan and lease losses	(130,636)	(130,729)	(130,351)	(130,883)
Loans receivable, net	4,072,643	3,957,900	3,932,487	3,542,573
Premises and equipment, net	167,741	166,757	167,671	161,918
Other real estate owned	26,338	27,332	26,860	40,713
Accrued interest receivable	41,765	41,274	41,898	43,593
Deferred tax asset	34,505	39,997	43,549	35,115
Core deposit intangible, net	8,109	8,802	9,512	7,262
Goodwill	129,706	129,706	129,706	119,509
Non-marketable equity securities	52,715	52,192	52,192	49,752
Other assets	55,225	58,283	55,251	47,053
Total assets	$7,890,094	7,830,723	7,884,350	7,996,816
Liabilities
Non-interest bearing deposits	$1,464,938	1,396,272	1,374,419	1,236,104
Interest bearing deposits	4,280,898	4,228,193	4,205,548	4,122,093
Securities sold under agreements to repurchase	315,240	327,322	313,394	300,024
Federal Home Loan Bank advances	607,305	686,744	840,182	1,217,445
Other borrowed funds	7,367	8,069	8,387	8,489
Subordinated debentures	125,633	125,597	125,562	125,490
Accrued interest payable	3,163	3,173	3,505	3,824
Other liabilities	75,535	70,393	50,103	54,345
Total liabilities	6,880,079	6,845,763	6,921,100	7,067,814
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—
Common stock, $0.01 par value per share, 117,187,500 shares authorized	745	745	744	736
Paid-in capital	692,343	692,196	690,918	672,035
Retained earnings - substantially restricted	292,721	276,731	261,943	232,849
Accumulated other comprehensive income	24,206	15,288	9,645	23,382
Total stockholders’ equity	1,010,015	984,960	963,250	929,002
Total liabilities and stockholders’ equity	$7,890,094	7,830,723	7,884,350	7,996,816
Number of common stock shares issued and outstanding	74,467,908	74,465,666	74,373,296	73,564,900

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended			Six Months ended
(Dollars in thousands, except per share data)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Interest Income
Residential real estate loans	$7,220	7,087	7,026	14,307	14,286
Commercial loans	35,267	35,042	29,865	70,309	58,497
Consumer and other loans	7,583	7,643	7,909	15,226	15,773
Investment securities	23,893	24,315	17,351	48,208	31,550
Total interest income	73,963	74,087	62,151	148,050	120,106
Interest Expense
Deposits	3,061	3,089	3,474	6,150	7,186
Securities sold under agreements to repurchase	192	210	210	402	437
Federal Home Loan Bank advances	2,447	2,514	2,648	4,961	5,299
Federal funds purchased and other borrowed funds	48	53	54	101	106
Subordinated debentures	780	774	799	1,554	1,615
Total interest expense	6,528	6,640	7,185	13,168	14,643
Net Interest Income	67,435	67,447	54,966	134,882	105,463
Provision for loan losses	239	1,122	1,078	1,361	3,178
Net interest income after provision for loan losses	67,196	66,325	53,888	133,521	102,285
Non-Interest Income
Service charges and other fees	13,547	12,219	11,818	25,766	22,404
Miscellaneous loan fees and charges	1,200	1,029	1,153	2,229	2,242
Gain on sale of loans	4,778	3,595	7,472	8,373	16,561
(Loss) gain on sale of investments	(48)	(51)	241	(99)	104
Other income	3,027	2,596	2,538	5,623	4,861
Total non-interest income	22,504	19,388	23,222	41,892	46,172
Non-Interest Expense
Compensation and employee benefits	28,988	28,634	24,917	57,622	49,494
Occupancy and equipment	6,733	6,613	5,906	13,346	11,731
Advertising and promotions	1,948	1,777	1,621	3,725	3,169
Outsourced data processing	2,032	1,288	813	3,320	1,638
Other real estate owned	566	507	2,968	1,073	3,852
Regulatory assessments and insurance	1,028	1,592	1,525	2,620	3,166
Core deposit intangibles amortization	693	710	505	1,403	991
Other expense	10,685	8,949	10,226	19,634	17,874
Total non-interest expense	52,673	50,070	48,481	102,743	91,915
Income Before Income Taxes	37,027	35,643	28,629	72,670	56,542
Federal and state income tax expense	8,350	8,913	5,927	17,263	13,072
Net Income	$28,677	26,730	22,702	55,407	43,470
Basic earnings per share	$0.38	0.36	0.31	0.74	0.60
Diluted earnings per share	$0.38	0.36	0.31	0.74	0.60
Dividends declared per share	$0.17	0.16	0.15	0.33	0.29
Average outstanding shares - basic	74,467,576	74,437,393	72,480,019	74,452,568	72,224,263
Average outstanding shares - diluted	74,499,660	74,480,818	72,548,172	74,491,459	72,282,104

Glacier Bancorp, Inc.
Average Balance Sheet

	Three Months ended			Six Months ended
	June 30, 2014			June 30, 2014
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$619,720	7,220	4.66%	$614,655	14,307	4.66%
Commercial loans	2,934,715	35,267	4.82%	2,908,530	70,309	4.87%
Consumer and other loans	580,128	7,583	5.24%	578,386	15,226	5.31%
Total loans [1]	4,134,563	50,070	4.86%	4,101,571	99,842	4.91%
Tax-exempt investment securities [2]	1,197,586	16,890	5.64%	1,194,649	33,658	5.63%
Taxable investment securities [3]	1,998,096	12,558	2.51%	2,049,494	25,622	2.50%
Total earning assets	7,330,245	79,518	4.35%	7,345,714	159,122	4.37%
Goodwill and intangibles	138,187			138,542
Non-earning assets	334,187			325,952
Total assets	$7,802,619			$7,810,208
Liabilities
Non-interest bearing deposits	$1,387,554	—	—%	$1,358,805	—	—%
NOW accounts	1,093,724	270	0.10%	1,095,567	604	0.11%
Savings accounts	634,706	81	0.05%	631,843	161	0.05%
Money market deposit accounts	1,192,876	619	0.21%	1,190,215	1,219	0.21%
Certificate accounts	1,138,736	1,971	0.69%	1,135,798	3,955	0.70%
Wholesale deposits [4]	201,848	120	0.24%	175,280	211	0.24%
FHLB advances	666,819	2,447	1.45%	745,882	4,961	1.32%
Repurchase agreements, federal funds purchased and other borrowed funds	428,308	1,020	0.96%	433,972	2,057	0.96%
Total funding liabilities	6,744,571	6,528	0.39%	6,767,362	13,168	0.39%
Other liabilities	53,166			49,497
Total liabilities	6,797,737			6,816,859
Stockholders’ Equity
Common stock	745			744
Paid-in capital	692,157			691,893
Retained earnings	289,984			282,466
Accumulated other comprehensive income	21,996			18,246
Total stockholders’ equity	1,004,882			993,349
Total liabilities and stockholders’ equity	$7,802,619			$7,810,208
Net interest income (tax-equivalent)		$72,990			$145,954
Net interest spread (tax-equivalent)			3.96%			3.98%
Net interest margin (tax-equivalent)			3.99%			4.01%
__________

[1]	Total loans are gross of the allowance for loan and lease losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.

[2]	Includes tax effect of $5.2 million and $10.3 million on tax-exempt investment security income for the three and six months ended June 30, 2014.

[3]	Includes tax effect of $371 thousand and $743 thousand on investment security tax credits for the three and six months ended June 30, 2014.

[4]	Wholesale deposits include brokered deposits classified as NOW, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type				% Change from
(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Jun 30, 2013	Mar 31, 2014	Dec 31, 2013	Jun 30, 2013
Custom and owner occupied construction	$51,497	$44,333	$50,352	$35,529	16%	2%	45%
Pre-sold and spec construction	34,114	34,786	34,217	36,967	(2)%	—%	(8)%
Total residential construction	85,611	79,119	84,569	72,496	8%	1%	18%
Land development	81,589	82,275	73,132	77,080	(1)%	12%	6%
Consumer land or lots	101,042	104,308	109,175	100,549	(3)%	(7)%	—%
Unimproved land	51,457	49,871	50,422	50,492	3%	2%	2%
Developed lots for operative builders	15,123	15,984	15,951	15,105	(5)%	(5)%	—%
Commercial lots	17,238	15,609	12,585	16,987	10%	37%	1%
Other construction	112,081	84,214	103,807	90,735	33%	8%	24%
Total land, lot, and other construction	378,530	352,261	365,072	350,948	7%	4%	8%
Owner occupied	816,859	812,727	811,479	753,692	1%	1%	8%
Non-owner occupied	617,693	611,093	588,114	475,991	1%	5%	30%
Total commercial real estate	1,434,552	1,423,820	1,399,593	1,229,683	1%	2%	17%
Commercial and industrial	549,143	523,071	523,354	470,178	5%	5%	17%
Agriculture	288,555	269,886	279,959	238,136	7%	3%	21%
1st lien	757,954	726,471	733,406	718,793	4%	3%	5%
Junior lien	73,130	71,012	73,348	77,359	3%	—%	(5)%
Total 1-4 family	831,084	797,483	806,754	796,152	4%	3%	4%
Multifamily residential	152,169	143,438	123,154	107,437	6%	24%	42%
Home equity lines of credit	309,282	298,073	298,119	304,859	4%	4%	1%
Other consumer	134,414	131,030	130,758	123,947	3%	3%	8%
Total consumer	443,696	429,103	428,877	428,806	3%	3%	3%
Other	95,960	106,581	98,244	75,115	(10)%	(2)%	28%
Total loans receivable, including loans held for sale	4,259,300	4,124,762	4,109,576	3,768,951	3%	4%	13%
Less loans held for sale [1]	(56,021)	(36,133)	(46,738)	(95,495)	55%	20%	(41)%
Total loans receivable	$4,203,279	$4,088,629	$4,062,838	$3,673,456	3%	3%	14%

_______
[1] Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type				Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other Real Estate Owned
(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Jun 30, 2013	Jun 30, 2014	Jun 30, 2014	Jun 30, 2014
Custom and owner occupied construction	$1,196	1,227	1,248	1,291	1,196	—	—
Pre-sold and spec construction	609	663	828	1,319	229	—	380
Total residential construction	1,805	1,890	2,076	2,610	1,425	—	380
Land development	23,718	24,555	25,062	26,004	14,821	—	8,897
Consumer land or lots	2,804	3,169	2,588	5,475	1,992	—	812
Unimproved land	12,421	12,965	13,630	15,611	11,529	—	892
Developed lots for operative builders	2,186	2,157	2,215	2,093	1,558	—	628
Commercial lots	2,787	2,842	2,899	3,185	282	—	2,505
Other construction	5,156	5,168	5,167	5,532	167	—	4,989
Total land, lot and other construction	49,072	50,856	51,561	57,900	30,349	—	18,723
Owner occupied	14,595	14,625	14,270	16,503	13,192	—	1,403
Non-owner occupied	3,956	3,563	4,301	5,091	2,914	39	1,003
Total commercial real estate	18,551	18,188	18,571	21,594	16,106	39	2,406
Commercial and industrial	5,850	5,030	6,400	7,103	5,083	532	235
Agriculture	3,506	3,484	3,529	6,146	3,173	31	302
1st lien	17,240	17,457	17,630	22,543	12,655	300	4,285
Junior lien	1,146	4,947	4,767	5,819	1,132	14	—
Total 1-4 family	18,386	22,404	22,397	28,362	13,787	314	4,285
Multifamily residential	729	156	—	253	729	—	—
Home equity lines of credit	4,289	4,434	4,544	6,107	4,242	47	—
Other consumer	277	364	342	449	253	17	7
Total consumer	4,566	4,798	4,886	6,556	4,495	64	7
Total	$102,465	106,806	109,420	130,524	75,147	980	26,338

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type				% Change from
(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Jun 30, 2013	Mar 31, 2014	Dec 31, 2013	Jun 30, 2013
Custom and owner occupied construction	$—	$277	$202	$—	(100)%	(100)%	n/m
Pre-sold and spec construction	144	101	—	—	43%	n/m	n/m
Total residential construction	144	378	202	—	(62)%	(29)%	n/m
Consumer land or lots	267	504	1,716	338	(47)%	(84)%	(21)%
Unimproved land	899	420	615	341	114%	46%	164%
Developed lots for operative builders	—	1,163	8	146	(100)%	(100)%	(100)%
Total land, lot and other construction	1,166	2,087	2,339	825	(44)%	(50)%	41%
Owner occupied	6,125	9,099	5,321	7,297	(33)%	15%	(16)%
Non-owner occupied	1,665	2,901	2,338	2,247	(43)%	(29)%	(26)%
Total commercial real estate	7,790	12,000	7,659	9,544	(35)%	2%	(18)%
Commercial and industrial	2,528	6,192	3,542	3,844	(59)%	(29)%	(34)%
Agriculture	497	2,710	1,366	169	(82)%	(64)%	194%
1st lien	2,408	15,018	12,386	2,807	(84)%	(81)%	(14)%
Junior lien	536	503	482	980	7%	11%	(45)%
Total 1-4 family	2,944	15,521	12,868	3,787	(81)%	(77)%	(22)%
Multifamily Residential	689	1,535	1,075	—	(55)%	(36)%	n/m
Home equity lines of credit	1,839	1,506	1,999	3,138	22%	(8)%	(41)%
Other consumer	938	933	1,066	755	1%	(12)%	24%
Total consumer	2,777	2,439	3,065	3,893	14%	(9)%	(29)%
Other	57	—	—	—	n/m	n/m	n/m
Total	$18,592	$42,862	$32,116	$22,062	(57)%	(42)%	(16)%

_______
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type				Charge-Offs	Recoveries
(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Jun 30, 2013	Jun 30, 2014	Jun 30, 2014
Custom and owner occupied construction	$—	—	(51)	(1)	—	—
Pre-sold and spec construction	(39)	(16)	(10)	(16)	—	39
Total residential construction	(39)	(16)	(61)	(17)	—	39
Land development	(333)	93	(383)	(76)	127	460
Consumer land or lots	97	(69)	843	290	300	203
Unimproved land	(126)	(5)	715	233	25	151
Developed lots for operative builders	(117)	(17)	(81)	(11)	9	126
Commercial lots	(3)	(2)	248	251	—	3
Other construction	—	—	(473)	(128)	—	—
Total land, lot and other construction	(482)	—	869	559	461	943
Owner occupied	(7)	(18)	350	(306)	47	54
Non-owner occupied	(184)	(185)	397	268	50	234
Total commercial real estate	(191)	(203)	747	(38)	97	288
Commercial and industrial	1,343	1,038	3,096	823	1,655	312
Agriculture	—	—	53	21	—	—
1st lien	298	(199)	681	287	457	159
Junior lien	91	38	106	56	275	184
Total 1-4 family	389	(161)	787	343	732	343
Multifamily residential	1	1	(39)	(31)	12	11
Home equity lines of credit	(120)	51	1,606	1,346	82	202
Other consumer	175	34	324	141	284	109
Total consumer	55	85	1,930	1,487	366	311
Other	—	—	8	2	1	1
Total	$1,076	744	7,390	3,149	3,324	2,248

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